Exhibit 4.1

MATTRESS FIRM HOLDING CORP.

REGISTRATION RIGHTS AGREEMENT

Dated as of [   ], 2011

MATTRESS FIRM HOLDING CORP. REGISTRATION RIGHTS AGREEMENT

i

3.11.	No Waiver	16

3.12.	Costs and Expenses	17

3.13.	Counterpart	17

3.14.	Headings	17

3.15.	Third Party Beneficiaries	17

3.16.	Consent to Jurisdiction	17

4.17.	WAIVER OF JURY TRIAL	17

ii

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of the [•] day of [•], 2011 by and among (i) Mattress Firm Holding Corp., a Delaware corporation (together with its successors and assigns, the “Company”), (ii) the parent of the Company, Mattress Holdings, LLC (the “Parent”) and (iii) the equity holders of the Parent listed on Schedule A hereto (the “Equity Holders” and after such Equity Holders receive shares of Common Stock in the Company in the Distribution, the “Stockholders”).

WHEREAS, on June 10, 2011 the Company filed a registration statement on form S-1 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), to register for sale certain Shares of Common Stock of the Company (the “IPO”);

WHEREAS, the Parent currently owns 100% of the outstanding Shares of Common Stock of the Company and will continue to own Shares of Common Stock of the Company after the completion of the IPO; and

WHEREAS, the Parent and the Company plan to, at some point after the successful completion of the IPO, distribute Shares of Common Stock of the Company to the Equity Holders (the “Distribution”);

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
DEFINITIONS

1.1.                              Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Section 1:

(a)                                  The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)                                 References to Sections and Articles refer to Sections and Articles of this Agreement;

(c)                                  Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)                                 The masculine, feminine and neuter genders shall each include the other.

1.2.                              Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” shall have the meaning as set forth in the recitals.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor act.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Associate” (i) when used to indicate a relationship with any Person shall mean, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative of such Person who has the same home as such Person, is a parent, sibling, spouse, in-law, child or grandchild of such Person, or the spouse of any of them, or (ii) when used to indicate a relationship with the Company, shall also mean a director or officer of the Company or any Subsidiary.  Neither the Parent, the Company nor any of its Subsidiaries shall be deemed an Associate of any Stockholder.

“Board of Directors” shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

“Common Stock” shall mean the Company’s common stock, par value $[•] per share (including any class thereof), that the Company may be authorized to issue from time to time, any other securities of the Company into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company and which has ordinary voting power for the election of directors of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Holder” or “Holders” have the meaning as set forth in Section 2.1.

“IPO” shall have the meaning as set forth in the recitals.

“Non-Sponsor Stockholders” shall mean those Stockholders other than the Sponsor Stockholder.

“Permitted Transfer” shall mean a Transfer of Shares by (1) the Sponsor Stockholder to any Affiliate of the Sponsor Stockholder or any of the employees, partners, members or Affiliates of such Sponsor Stockholder or any such Affiliate or (2) NB Co-Investment Partners LP, NB Co-Investment Group LP, Co-Investment Capital Partners LP and NB Fund of Funds XVIII—Co-Investment Holding LP (the “NB Entities”) to any Affiliate of the NB Entities or any of the employees, partners, members or Affiliates of such NB Entities or any such Affiliate.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock shall be listed and traded on a national securities exchange.

“register,” “registered” and “registration” shall have the meaning as set forth in Section 2.1.

“Registrable Securities” shall mean (i) all shares of Common Stock held by any Stockholder on the date hereof, (ii) all shares of Common Stock received by a Stockholder of the Parent in the Distribution and (iii) any other common equity securities of the Company issued in exchange for, upon a reclassification of, or in a distribution with respect to, such Common Stock which are (y) held by a party hereto on the date hereof or (z) otherwise entitled to registration rights on the date hereof pursuant to a grant of such rights by the Company.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement (other than a registration statement on Form S-8) with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (b) a registration statement on Form S-8 with respect to such securities shall have become effective under the 1933 Act, or (c) such securities shall have been sold under Rule 144 (or any successor provision) under the 1933 Act or such securities may be resold by the Holder thereof without registration under the 1933 Act.

“Registration Rights Holder” shall mean any stockholder of the Company that has been granted registration rights by the Company.

“SEC” shall have the meaning as set forth in the recitals.

“Shares” shall mean (i) shares of Common Stock held by Stockholders from time to time, including shares of common stock issued to Equity Holders in the Distribution or (ii) securities of the Company issued in exchange for, upon reclassification of, or as a distribution in respect of, the foregoing.

“Sponsor Stockholder” shall mean (i) JWC Mattress Holdings, LLC and (ii) its Permitted Transferees, as evidenced by an executed counterpart to this Agreement or a joinder to this Agreement, in either case, indicating that such Permitted Transferee will be a Sponsor Stockholder.

“Stockholders” shall have the meaning as set forth in the recitals.

“Subsidiary” with respect to any entity (the “parent”) shall mean any corporation, company, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation.  Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Third Party” shall mean any Person other than the Company.

“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares.

ARTICLE II.
REGISTRATION RIGHTS

2.1.                              General.  For purposes of Article II: (a) the terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement that has become effective under the 1933 Act and (b) the term “Holder” means any Stockholder holding Registrable Securities.

2.2.                              Demand Registration Initiated by the Sponsor Stockholder.

(a)                                  Subject to paragraph (b) hereof and at any time after the expiration of the lock-up agreements executed by the Sponsor Stockholder or its affiliates in connection with the IPO, if the Company shall receive a written request (specifying that it is being made pursuant to this Section 2.2) by or on behalf of the Sponsor Stockholder, that the Company file a registration statement under the 1933 Act, or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act, covering the registration of at least the lesser of (i) $[20] million of Registrable Securities (determined based upon the market value of such Registrable Securities on the date of request), or (ii) eighty-five percent (85%) of the Registrable Securities then held by the Sponsor Stockholder, then the Company shall promptly notify all other Registration Rights Holders of such request and shall use its best efforts to cause all Registrable Securities that the Registration Rights Holders have requested (within ten (10) days after such Company notice) be registered, to be registered under the 1933 Act.

(b)                                 In the case of a Public Offering, if the total amount of Registrable Securities that the Registration Rights Holders request to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which, in the opinion of such underwriters, can be sold in accordance with the procedures set forth in Section 2.3(b); and

(c)                                  The Company shall be obligated to effect:  for the Sponsor Stockholder no fewer than two (2) registrations of Registrable Securities pursuant to this Section 2.2, provided, that in the event that, at the request of the underwriters, the amount of Registrable Securities that the Sponsor Stockholder requested to be included in any offering is reduced by more than thirty percent (30%), such offering shall be deemed not to be a registration demanded by the Sponsor Stockholder for purposes of this Section 2.2.

2.3.                              Piggyback Registration; Reduction in Registration.

(a)                                  If, at any time, the Company determines to register any of its equity securities for its own account under the 1933 Act in connection with a Public Offering of such securities, solely for cash on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder received by the Company within ten (10) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of each such Holder that each such Holder has requested be registered.  If the total amount of Registrable Securities that are to be included by the Company for its own account and at the request of Registration Rights Holders exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)                                     first, the equity securities to be registered on behalf of the Company; and

(ii)                                  then the Registrable Securities requested to be included by the Registration Rights Holders, pro rata, based on the number of Registrable Securities owned by each of them which each of them request be included in such registration; provided, however, that if an underwriter who is not an Affiliate or

Associate of any Holder, in good faith requests for the success of the offering, that the number of Registrable Securities to be sold by any Holder be apportioned or excluded, such number of Registrable Securities of such Holder shall be reduced or not included to the extent so requested by said underwriter.

(b)                                 If the Company at any time proposes to register any of its equity securities for the account of the Sponsor Stockholder pursuant to Section 2.2 or Section 2.9 of this Agreement or for the account of any other Registration Rights Holder pursuant to an S-3 registration under the 1933 Act in connection with the Public Offering of such securities solely for cash on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder received by the Company within ten (10) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of each such Holder that each such Holder has requested be registered.  In the case of a Public Offering, if the total amount of Registrable Securities requested to be included by the requesting Holders under Section 2.2 or 2.9, and at the request of other Registration Rights Holders pursuant to applicable piggy-back registration rights, the Company and the other Holders, exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)                                     first, the equity securities to be registered on behalf of the Sponsor Stockholder initiating the demand;

(ii)                                  second, the equity securities to be registered on behalf of the Company; and

(iii)                               third, the Registrable Securities requested to be included by the other Registration Rights Holders, pro rata, based on the number of Registrable Securities owned by each of them which each of them request be included in such registration;

provided, however, that if an underwriter who is not an Affiliate or Associate of any Holder or the Company, in good faith, requests for the success of the underwritten offering that the number of Registrable Securities to be sold by any Holder or the Company be apportioned or excluded, such number of Registrable Securities of such Holder or the Company shall be reduced or not included to the extent so requested by said underwriter.

2.4.                              Obligations of the Company.  Whenever required under Sections 2.2, 2.3 or 2.9 to use its best efforts to effect the registration of any Registrable Securities, the Company shall:

(a)                                  prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become and remain effective;

(b)                                 as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  as expeditiously as reasonably possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with requirements of the 1933 Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 as expeditiously as reasonably possible, use its best efforts to register and qualify the securities covered by such registration statement under the securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction;

(e)                                  use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with, or approved by, such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f)                                    notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or Holder, promptly prepare and file with the SEC and furnish to such seller or Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that, each Holder agrees that it shall not sell any Registrable Securities covered by such a registration statement upon notice from the Company until receipt of notice that such statement or omission has been corrected.

(g)                                 otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, and will furnish to each seller at least two (2) business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any amendment or supplement thereof to which any such seller shall have reasonably objected, except to the extent required by law, on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(h)                                 provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

(i)                                     use its best efforts to list all Registrable Securities covered by such registration statement on a national securities exchange on which any class of Registrable Securities is then listed.

2.5.                              Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any act pursuant to this Article II that the Holders selling Registrable Securities shall furnish to the Company such information regarding them, the Registrable Securities held by them and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

2.6.                              Expenses of Registration.  All expenses incurred in connection with a registration pursuant to Sections 2.2, 2.3 or 2.9 (excluding underwriters’ discounts and commissions, which shall be borne by the sellers), including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (which counsel shall be reasonably satisfactory to the holders of a majority of the Registrable Securities then being registered), and the reasonable fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders which own a majority of the Registrable Securities being sold under the applicable registration) shall be borne by the Company; provided, however, that all such expenses in connection with any amendment or supplement to a registration statement or prospectus filed more than nine (9) months after the effective date of such registration statement because any Holder of Registrable Securities has not effected the disposition of the securities requested to be registered shall be paid by such Holder; provided, further, however, that the Sponsor Stockholder, after initiating a demand, may withdraw any request made pursuant to Section 2.2, in which event such first withdrawn request shall be deemed for all purposes herein not to have been made.

2.7.                              Underwriting Requirements.

(a)                                  Each Holder selling Registrable Securities in a Public Offering in any registration pursuant to Sections 2.2 or 2.3 that is underwritten shall, as a condition for inclusion of such Registrable Securities in such underwritten registration, execute and deliver an underwriting agreement (i) acceptable to the Company and consented to by the Sponsor

Stockholder, in the case of a registration pursuant to Section 2.2 or (ii) acceptable to the Company and consented to by the Holders who own a majority of the Registrable Securities to be included in such registration, in the case of a registration pursuant to Section 2.3, and the underwriters with respect to such registration.  Such underwriters shall be selected (i) by the Sponsor Stockholder and consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) in the case of a registration pursuant to Section 2.2 or (ii) by the Company and consented to by a majority in interest of the Registrable Securities to be included in such registration in all other cases (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of a registration pursuant to Section 2.3.  Notwithstanding the foregoing, each Holder shall take all action reasonably necessary with respect to executing such underwriting agreement, including being liable (i) in respect of any representations and warranties being made by each selling Holder and (ii) any indemnification agreements and “lock-up” agreements made by each such selling Holder for the benefit of the underwriters in such underwriting agreement; provided, however, that except with respect to individual representations and warranties regarding such matters as legal capacity or due organization of such participating Holder, authority to participate in the Public Offering, compliance by such Holder with laws and agreements applicable to it, ownership (free and clear of liens, charges, encumbrances and adverse claims) of Registrable Securities to be sold by such Holder and accuracy of information with respect to such Holder furnished for inclusion in any disclosure document relating to each Public Offering, the aggregate amount of the liabilities of such participating Holder pursuant to such underwriting agreement shall not exceed the net proceeds received by such participating Holder from the Public Offering. A participating Holder shall not be liable for any untrue or alleged untrue statement or any omission or alleged omission to state a material fact in any disclosure document relating to the Public Offering except for information about such Holder furnished by the Holder.

2.8.                              Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article II:

(a)                                  To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder (which term, for the avoidance of doubt includes the Sponsor Stockholder and each of the other Stockholders listed on Schedule A hereto holding Registrable Securities, and shall also include the directors, officers and employees of the Sponsor Stockholder and its Affiliates) requesting or joining in a registration, any underwriter (as defined in the 1933 Act) for a registration, and each Person, if any, who controls such Holder or such underwriter within the meaning of the 1933 Act, against any and all losses, claims, damages or liabilities, joint or several, to which any such Holder, underwriter or Person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in a registration statement relating to a registration pursuant to this Article II, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by the Company of the 1933 Act or any rule or regulation promulgated under the 1933 Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse each such Holder, underwriter or control Person for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to anyone for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or control Person.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control Person and shall survive the transfer of such securities by such Holder.

(b)                                 To the fullest extent permitted by law, each Holder requesting or joining in a registration will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the 1933 Act, and each agent and any underwriter for the Company and any Person who controls any such agent or underwriter and each other Holder and any Person who controls such Holder (within the meaning of the 1933 Act) against any and all losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, control Person, agent, underwriter or other Holder may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened in respect thereto) arise out of or are based upon an untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder (other than information furnished by such Holder on behalf of the Company in his or her capacity as an officer or director of the Company) expressly for use in connection with such registration; and such Holder will reimburse the Company and each such director, officer, control Person, agent, underwriter or other Holder for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, the indemnity obligation of each such Holder hereunder shall be limited to and shall not exceed the proceeds actually received by such Holder upon a sale of Registrable Securities pursuant to a registration statement hereunder; and provided, further that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control Person and shall survive the transfer of such securities by such Holder.

(c)                                  Any Person seeking indemnification under this Section 2.8 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to give such notice will not affect the right to indemnification hereunder, unless and to the extent the indemnifying party is materially prejudiced by such failure) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties.  In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense.  The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d)                                 If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 2.8, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the applicable indemnifying party, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the applicable indemnifying party and the applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

2.9.                              Registration on Form S-3. At anytime within the five year period within which the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings),  a Holder or Holders holding in the aggregate at least [20%] of the Registrable Securities may request in writing (specifying that such request is being made pursuant to this Section 2.9) that the Company file a registration statement on Form S-3 (or any similar limited purpose form to Form S-3 regardless of its designation) for a non-underwritten

Public Offering of securities having an anticipated net aggregate offering value of not less than $[25,000,000] and. the Company shall file a Form S-3 with respect to such securities within ninety (90) days from the date of such request, and shall use its best efforts to cause such registration statement to become effective; provided, that the Company shall not be required to effect any such registration more frequently than once every six (6) months.

2.10.                        Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders and their Permitted Transferees the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts to:

(a)                                  make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering a Public Offering filed by the Company;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)                                  furnish to any Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company), and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration.

2.11.                        No Inconsistent Agreements.  The Company represents and warrants that it has not entered into, and covenants that it will not hereafter enter into, any agreement with respect to the registration of its securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement without the prior written consent of a majority in interest of the Holders.

2.12.                        Reserved.

2.13.                        Timing and Other Limitations.

(a)                                  No request shall be made with respect to any registration pursuant to Section 2.2 within one hundred twenty (120) days immediately following the effective date of any registration statement filed by the Company (other than a registration statement on Form S-8 or Form S-4 or similar limited purpose form).

(b)                                 If the Company shall furnish to the Holders of Registrable Securities requesting a registration pursuant to Section 2.2 a certificate signed by a majority of the Board of Directors stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its stockholders for such registration statement to be filed on or before the date filing would be required and it is therefore advisable to defer the filing of such registration statement, then the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred twenty (120) days and the request pursuant to Section 2.2 then made shall not be counted for purposes of determining the number of registrations pursuant to Section 2.2; provided, however, that the Company may not utilize such right more than once in any twelve-month period.

2.14.                        Lock-up.

In connection with a Public Offering initiated pursuant to Section 2.2 hereof, at the request of the Sponsor Stockholder or a person acting on its behalf no Holder of Shares shall Transfer any Shares without the prior written consent of the underwriters managing the offering. The request made by the Sponsor Stockholder or a person acting on its behalf pursuant to this clause (b) shall not be made within sixty (60) days of the expiration of any other contractual lock-up period (which 60 day period shall be increased by the number of days the Company’s insider trading window has been closed during such 60 day period) and the lock-up period shall expire ninety (90) days (or such shorter period to which the underwriter shall agree) following the commencement of sales in the Public Offering.   At the request of the underwriter, such Holder of Shares shall enter into an agreement with the underwriter to the effect of the foregoing.  The provisions of this Section 2.14(a) shall not be applicable to Permitted Transferees of any Holder who are shareholders, partners or members, respectively, of such Holder, who in each case, received Shares after the initial Public Offering and not otherwise during any lock-up period, (ii) any Holder more than once during any calendar year, (iii) any Holder (other than the Company’s directors and officers) that is not provided the opportunity to include Shares in such Public Offering on a pro rata basis with all holders according to the total amount of Registrable Securities then owned by such holder, and (iv) any Holder who holds less than 5% of the Company’s outstanding common stock, other than the Company’s directors and officers.

ARTICLE III.
MISCELLANEOUS

3.1.                              Remedies.  The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance.  In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement.  Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the Transfer of such Shares or rescinding any such Transfer).  Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

3.2.                              Entire Agreement; Amendment; Waiver.  This Agreement, together with Schedule A hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof.  Schedule A may be amended to reflect changes in the composition of the Stockholders as a result of Permitted Transfers or Transfers permitted hereunder.  Amendments to Schedule A reflecting Permitted Transfers or Transfers permitted hereunder shall become effective when a copy of the Agreement as executed by any new transferee is filed with the Company, except as otherwise provided in Section 3.10.  Any other amendments to, or the termination of, this Agreement shall require the prior written consent of a majority of the Holders; provided, that (a) any such amendment which would have an adverse effect on the Sponsor Stockholder, if such adverse effect would be borne solely by the Sponsor Stockholder or would be borne disproportionately by the Sponsor Stockholder relative to the other Stockholders, shall require the written consent of the Sponsor Stockholder  and (b) any such amendment which would have an adverse effect on the Non-Sponsor Stockholders, if such adverse effect would be borne solely by the Non-Sponsor Stockholders or would be borne disproportionately by the Non-Sponsor Stockholders relative to the Sponsor Stockholder, shall require the written consent of Non-Sponsor Stockholders holding a majority of the Shares held by the Non-Sponsor Stockholders.  Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to benefits under this Agreement.  No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

3.3.                              Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.4.                              Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given seven (7) days after mailing by certified mail, when delivered by hand, upon confirmation of receipt by telecopy, or one (1) business day after sending by overnight delivery service, to the respective addresses of the parties set forth below:

(a)                                  For notices and communications to the Company to:

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

Attention: Jim R. Black

Facsimile: (713)-921-4053

with a copy to:

Ropes & Gray LLP

111 South Wacker Drive, 46th Floor
Chicago, IL 60606
Attention:  Andrew J. Terry, Esq.

Facsimile: (312) 845-1265

(b)                                 for notices and communications to the Sponsor Stockholder, to its respective address as set forth in Schedule A, with a copy to:

Ropes & Gray LLP

5 New Street Square
London EC4A 3BF
United Kingdom

Attention:  William E. Mone, Esq.

Facsimile: 44 20 3122 1218

(c)                                  for notices and communications to any other Stockholders, to their respective addresses set forth in Schedule A.

By notice complying with the foregoing provisions of this Section 3.4, each party shall have the right to change the mailing address for future notices and communications to such party.

3.5.                              Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein, it being understood that the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company.  No such assignment shall relieve an assignor of its obligations hereunder.

3.6.                              Governing Law.  This Agreement shall be governed by the law of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

3.7.                              Recapitalizations, Exchanges, Etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

3.8.                              Action Necessary to Effectuate the Agreement.  The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

3.9.                              Effectiveness of Transfers.  All Shares transferred by a Stockholder (other than pursuant to an effective registration statement under the 1933 Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, be held by the transferee thereof subject to this Agreement.  Such transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement (as though such party had so agreed pursuant to Section 3.10) automatically and without requiring any further act by such transferee or by any parties to this Agreement.  Without affecting the preceding sentence, if such transferee is not a Stockholder on the date of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee’s obligations hereunder in accordance with Section 3.10.  No Shares shall be transferred on the Company’s books and records, and no transfer of Shares shall be otherwise effective, unless any such transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

3.10.                        Other Stockholders.  Subject to the restrictions on transfers of Shares contained herein or in any lock-up agreements executed by the Stockholders listed on Schedule A hereto, any Person who is not already a Stockholder listed on Schedule A hereto, shall, on or before the transfer or issuance to it of Shares (other than pursuant to an effective registration under the 1933 Act or pursuant to a Rule 144 transaction), sign a counterpart or joinder to this Agreement in form reasonably satisfactory to the Company and shall thereby become a party to this Agreement to be bound hereunder as (i) the Sponsor Stockholder if a transferee of the Sponsor Stockholder or (ii) another Stockholder if such transferee does not fall within clause (i)above.  Each such additional Stockholder shall be listed on Schedule A, as amended from time to time.

3.11.                        No Waiver.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.12.                        Costs and Expenses.  Each party shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

3.13.                        Counterpart.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

3.14.                        Headings.  All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

3.15.                        Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to entitle any Person other than the Company and the Stockholders to any claim, cause of action, right or remedy of any kind.

3.16.                        Consent to Jurisdiction.  The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the federal courts in the State of New York  for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise.  The Company and each of the Stockholders hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.4 is reasonably calculated to give actual notice.

3.17.                        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS

SECTION 4.17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.   ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[The rest of this page has intentionally been left blank]

IN WITNESS WHEREOF, each of the stockholders of Mattress Firm Holding Co. has duly executed this Registration Rights Agreement (or caused this Registration Rights Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

[Signature Pages Follow]

Mattress Firm Holding Corp. Registration Rights Agreement